UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 5, 2013 (July 30, 2013)

FREESCALE SEMICONDUCTOR, LTD.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-35184	98-0522138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices, including Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2013, the Compensation and Leadership Committee of Freescale Semiconductor, Inc., a wholly-owned subsidiary of Freescale Semiconductor, Ltd., adopted the Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents (the “Plan”).  The following description of the Plan contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed as Exhibit 10.1, and is incorporated herein by reference.

The Plan provides benefits to Senior Vice Presidents of Freescale Semiconductor, Ltd. and its subsidiaries (collectively, the “Company”) who are not a party to an employment agreement with the Company (each a “Participant”).

The Plan provides severance benefits as follows:

(1) If a Participant is involuntarily terminated by the Company, other than for cause, death or disability (and other than in connection with a change in control, as described in paragraph (2) below), the Participant will be entitled to receive: (i) the sum of (A) the Participant’s annual base salary and (B) a bonus equal to the Participant’s annual short-term cash bonus calculated at target achievement for a calendar year (the “Target Bonus”); (ii) a payment of a prorated portion of the Participant’s short-term cash bonus based on actual Company performance payable in respect of the performance period in which the termination date occurs, (iii) the short-term cash bonus payment earned for the performance period preceding the performance period in which the termination date occurs, if such bonus has not been paid as of the date of termination, (iv) accrued but unpaid base salary and accrued but unused vacation time through the termination date, and (v) continued medical and life insurance benefits to the Participant and any qualifying dependents at the same cost provided to active employees for one year following the date of termination, provided that these medical and life insurance benefits are not otherwise available to the Participant.

(2) If a Participant is involuntarily terminated by the Company, other than for cause, death or disability, or by the Participant for good reason, in each case within two years following a change in control of the Company, the Participant will be entitled to receive: (i) the sum of one and a half times the sum of (A) the Participant’s annual base salary and (B) Target Bonus; (ii) a payment of a prorated portion of the Participant’s short-term cash bonus based on actual Company performance payable in respect of the performance period in which the termination date occurs, (iii) the short-term cash bonus payment earned for the performance period preceding the performance period in which the termination date occurs, if such bonus has been not been paid as of the date of termination, (iv) accrued but unpaid base salary and accrued but unused vacation time through the termination date, and (v) continued medical and life insurance benefits to the Participant and any qualifying dependents at the same cost provided to active employees for one and a half years following a qualifying termination, provided that these medical and life insurance benefits are not otherwise available to the Participant.

If the Company is obligated by law or otherwise to provide severance pay to the Participant, then the benefits outlined above will be reduced by such amount to the extent permitted by Section 409A of the Internal Revenue Code.  In the event any payments and benefits to be received by the Participant would not be deductible under Section 280G of the Internal Revenue Code, the amount of such payments and benefits provided shall be reduced, but only to the extent such reduction results in a greater or equal after-tax benefit to the Participant.

To receive any payments or benefits under the Plan, the Participant must execute a release of claims within a certain time period after the Participant’s last day of employment.

The Plan also includes non-competition and non-solicitation and other customary covenants applicable to the Participant for a one-year period following a qualifying termination of employment with the Company (or one and a half years following a qualifying termination in connection with a change in control).

Item 9.01 Financial Statements and Exhibits.

(d)                                                Exhibits.

Exhibit No.	Description

10.1	Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, LTD.

	By:	/s/ Dathan C. Voelter
	Name:	Dathan C. Voelter
	Title:	Assistant Secretary

Date: August 5, 2013

Exhibit Index

Exhibit Number	Description

10.1	Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents